Exhibit 99.1

Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO, ext. 432
Diane Donohue, Dir., IR/PR, ext. 359
714.427.3000

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson MS&L
323.866.6060

CORINTHIAN COLLEGES REPORTS RECORD REVENUES AND NET INCOME FOR
FISCAL 2004 SECOND QUARTER; REVENUES UP 57.8%, NET INCOME INCREASES 36.0%

— Student Population Exceeds 59,500—

Santa Ana, CA, January 28, 2004 — Corinthian Colleges, Inc. (NASDAQ:COCO) today reported record revenues and set new records in net income, operating profits and student population for the second quarter and six-month year-to-date period ended December 31, 2003. The results demonstrate Corinthian’s continued successful execution of its balanced growth strategy of internal expansion, strategic acquisitions, online learning, and program adoptions.

Revenues for the second quarter rose 57.8% to $200.6 million, compared with revenues of $127.2 million posted in the second quarter of last year. For the six-month period, revenues increased 52.3% to $369.8 million, up from $242.8 million for the comparable period last year.

Same school revenues were up 23.9% from a year ago. Same schools are defined as those colleges that have been owned and operated by the company for four full quarters.

Net income for the second quarter advanced 35.9% to $21.9 million, or $0.47 per diluted share, up from $16.1 million, or $0.35 per diluted share, in the second quarter a year ago. Net income for the first half of fiscal 2004 rose 38.3% to $41.3 million, or $0.88 per diluted share, compared with $29.9 million, or $0.65 per diluted share, for the same period last year.

Core growth in revenues increased 27.4% for the fiscal 2004 second quarter from the corresponding period in fiscal 2003. This compares with the company’s stated objective of increasing revenues between 20% to 25% year-over-year without acquisitions. Corinthian defines core growth in revenues as the increase in revenues, including revenues from branches opened in the last four full quarters, but excluding revenues attributable to colleges acquired within the last four full quarters.

David G. Moore, chairman and chief executive officer, said, “Underlying these numbers is record student population growth, acceleration of our branch campus opening program and on-target execution in our integration efforts. The outstanding operating performance reflects the dedication of the entire Corinthian team in attracting and retaining students and, more importantly, remaining focused on delivering high-quality, career-oriented education throughout North America.”

Income from operations for the fiscal 2004 second quarter increased approximately 37.3% to $37.1 million, compared with $27.0 million a year earlier. Income from operations for the first six months of fiscal 2004 rose 39.0% to $69.8 million, compared with income from operations of $50.2 million for the same period last year.

Operating margin for the second quarter of fiscal 2004 equaled 18.5% compared with 21.2% in the same period last year and, as expected, reflects the currently lower operating margins of the 71 campuses acquired in August 2003. For the first six months year-to-date, operating margins were 18.9% in fiscal 2004, compared with 20.7% in the first six months of fiscal 2003.

“We achieved stronger than expected operating performance in the second quarter from our core operations,” said Tony Digiovanni, president and chief operating officer. “The integration of the campuses acquired in August is progressing well, and we are pleased with the progress made to date. During the second fiscal quarter, we opened new branch campuses in Henderson, Nevada and Detroit, Michigan and adopted 38 new programs into our schools from our expansive library of courses. Our results demonstrate Corinthian’s ability to manage growth in branches, students and programs, while at the same time successfully integrating acquired campuses into the Corinthian family of colleges. Corinthian’s performance reflects the high level of expertise and execution throughout our entire organization.”

Additional Performance Indicators

Total student population rose to a record 59,502 at December 31, 2003, an increase of 48.5% compared with 40,057 students at December 31, 2002. Same school student population grew by 16.8% over the second fiscal quarter last year.

Total new student starts for the second fiscal quarter increased 55.1% to 19,037, and same school student starts for the quarter rose 17.3% compared with the second quarter last year.

Exclusively online student population at Corinthian’s FMU Online grew by approximately 360% over the exclusively online student population at the same time last year and totaled 1,155 students. Total online course registrations for the quarter ended December 31, 2003 increased to a record 9,850, up 52% from 6,464 online course registrations a year ago. Corinthian currently offers a total of 166 courses online and nine exclusively online accredited degrees.

Commenting on Corinthian’s distance learning initiatives, Digiovanni said, “We continue to invest resources to grow FMU Online because we recognize that this evolving learning option is valuable to our students and, therefore, an important component of long-term growth.”

Business Outlook

The following statements are based on Corinthian’s current expectations. These statements are forward looking, and actual results may differ materially as a result of factors more specifically referenced below. Statements of expected results of operations include the anticipated opening of nine new branch campuses in fiscal 2004, an increase from the company’s previous expectation of six to eight new branch campuses, and the expected results of all previously completed acquisitions. Except as otherwise specifically noted, these expectations are for the fiscal year ending June 30, 2004 (fiscal 2004).

•	While Corinthian expects to sustain revenue growth over the next several years in the 20% to 25% range without additional acquisitions, the company believes revenues for fiscal 2004 will grow approximately 56% over fiscal 2003. The increase in revenues is expected to be stronger in the second half of the fiscal year reflecting the expected positive impact of our marketing programs at the recently acquired companies;

•	Growth in quarter and annual revenues for fiscal 2004 will be influenced by the timing of acquisitions, branch campus openings, and curricula adoptions;

•	As discussed last quarter, Corinthian expects operating profits, as a percent of revenue and as a result of the recently completed acquisitions, to be approximately 19% for the 2004 fiscal year. Investments will continue in marketing, admissions and school operations in the acquired campuses throughout the second half of the fiscal year, with improvements in operating margins anticipated at the recently acquired companies;

•	The company believes its annual effective tax rate will be between 40% and 40.2% of pre-tax income; and,

•	Based on current trends, Corinthian expects earnings per diluted common share for the fiscal 2004 third quarter ending on March 31, 2004 to be approximately $0.48 and for the full fiscal year ending June 30, 2004 to be approximately $1.94.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in healthcare, business, criminal justice and technology. Corinthian operates 84 colleges and two continuing education centers in 21 states in the U.S., and 46 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s discussion of (i) its expectations regarding growth strategies and objectives, (ii) expected future investments in FMU Online, (iii) the planned opening of new branch campuses, and (iv) the statements under the heading “Business Outlook.” Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in the U.S. and Canada, potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in reducing expenses as a percentage of revenues, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(Tables Follow)

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Income	For the three months		For the six months
(Unaudited):	ended December 31,		ended December 31,
	2003	2002	2003	2002

Net revenues	$200,648	$127,191	$369,811	$242,816
Operating expenses:
Educational services	103,594	60,283	188,516	118,179
General and administrative	16,936	14,578	31,610	24,820
Marketing and advertising	43,034	25,323	79,923	49,631

Total operating expenses	163,564	100,184	300,049	192,630

Income from operations	37,084	27,007	69,762	50,186
Interest (income)	(360)	(259)	(622)	(544)
Interest expense	763	265	1,369	751
Other (income) expense	(22)	—	(38)	—
Minority interest in income (loss) of subsidiary	10	—	(43)	—

Income before provision for income taxes	36,693	27,001	69,096	49,979
Provision for income taxes	14,751	10,855	27,776	20,092

Net income	$21,942	$16,146	$41,320	$29,887

Income per common share:
Basic	$0.49	$0.37	$0.94	$0.69
Diluted	$0.47	$0.35	$0.88	$0.65
Weighted average number of common shares outstanding:
Basic	44,463	43,384	44,183	43,203
Diluted	46,975	46,008	46,865	45,825
Selected Consolidated Balance Sheet Data (Unaudited):

	December 31,	June 30,
	2003	2003

Cash, restricted cash, and marketable securities	$23,108	$39,808
Receivables, net (including long-term notes receivable)	56,026	38,994
Current assets	122,156	108,695
Total assets	481,712	329,398
Current liabilities	98,839	66,657
Long-term debt (including current portion)	62,897	14,266
Total liabilities	176,816	95,057
Total stockholders’ equity	304,896	234,341